Exhibit 99.1

Tyler Technologies Reports 51 Percent Increase in Third Quarter Operating Income on 25 Percent Revenue Growth

Announces New Credit Facility and Increase in Stock Repurchase Authorization

DALLAS--(BUSINESS WIRE)--October 27, 2008--Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended September 30, 2008:

  Total revenues were $68.6 million, up 24.9 percent compared to $54.9 million in the same period last year. Software-related (software licenses, subscriptions, software services, and maintenance) grew in the aggregate 27 percent for the quarter.
  Operating income was $11.9 million, a 50.6 percent increase compared with operating income of $7.9 million in the same quarter of 2007.
  On June 27, 2008, Tyler settled outstanding litigation related to stock purchase warrants owned by Bank of America, N. A. and in the second quarter of 2008, Tyler recorded a non-cash legal settlement related to warrants charge of $9.0 million, which is not tax deductible. The results of this settlement are reflected in operating income, net income and net income per diluted share for the nine months ending September 30, 2008.
  The effective income tax rate was 36.5 percent before the impact of the non-cash legal settlement related to warrants, compared to 38.3 percent in the third quarter of 2007. Including the impact of the settlement, the tax rate for the quarter was 48.4 percent.
  Non-GAAP net income was $7.8 million, or $0.20 per diluted share before the impact of the non-cash legal settlement related to warrants, an increase of 51.8 percent, compared to net income for the three months ended September 30, 2007 of $5.2 million, or $0.12 per diluted share. Including the impact of the settlement, net income for the quarter was $6.4 million, or $0.16 per diluted share.
  Free cash flow was $13.6 million (cash provided by operating activities of $27.5 million minus capital expenditures of $13.9 million). For the third quarter of 2007, free cash flow was $14.7 million (cash provided by operating activities of $15.7 million minus capital expenditures of $1.0 million). For the nine months ended September 30, 2008, free cash flow was $26.6 million (cash provided by operating activities of $45.4 million minus capital expenditures of $18.8 million).

For the nine months ended September 30, 2007, free cash flow was $21.8 million (cash provided by operating activities of $24.5 million minus capital expenditures of $2.7 million). Capital expenditures for the three month and nine month periods ended September 30, 2008, include $13 million and $15.2 million, respectively, related to acquisitions of real estate for the company’s current and future office requirements.

Excluding the real estate acquisitions, free cash flow for the three month period ended September 30, 2008 was $26.6 million, an 80.6 percent increase from the same period last year, and free cash flow for the nine month period ended September 30, 2008 was $41.8 million, an increase of 91.9 percent.

  EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 44.2 percent to $15.2 million. EBITDA for the third quarter of 2007 totaled $10.6 million.
  Gross margin increased 420 basis points to 43.6 percent, compared to 39.4 percent in the quarter ended September 30, 2007. Sequentially, gross margin for the third quarter improved from 43.1 percent in the second quarter of 2008.
  Selling, general and administrative expenses were $16 million (23.3 percent of revenues), compared to $12.7 million (23.1 percent of revenues) in the same quarter last year.
  Non-cash share-based compensation expense for the third quarter under SFAS No. 123R totaled $1.1 million, of which $100,000 was included in cost of revenues and $998,000 was included in selling, general and administrative expenses. For the third quarter of 2007, share-based compensation expense was $632,000, of which $59,000 was included in cost of revenues and $573,000 was included in selling, general and administrative expenses.
  Total backlog was $235.6 million at September 30, 2008, including $209.9 million of software-related backlog and $25.7 million of appraisal services backlog.
  Tyler is debt-free and ended the third quarter of 2008 with $34.3 million in cash and investments. For the three months ended, September 30, 2008, the Company repurchased 1,097,300 shares of its common stock at a cost of $16.9 million. For the nine months ended September 30, 2008, the Company repurchased 2,193,824 shares of its common stock at a cost of $31.3 million.

Revenues for the nine months ended September 30, 2008 increased 22.7 percent to $195.6 million from $159.4 million in 2007. Non-GAAP operating income for the first nine months of 2008 increased 59.5 percent to $27.4 million, before the impact of the non-cash legal settlement related to warrants, compared to $17.2 million in the first nine months of 2007. Including the impact of the settlement, operating income for the nine months period ending September 30, 2008 was $18.4 million.

Non-GAAP net income for the nine months ended September 30, 2008 was $17.6 million, before the impact of the non-cash legal settlement related to warrants, or $0.45 per diluted share, compared to net income of $11.3 million, or $0.27 per diluted share, for the comparable period of 2007. Including the impact of the settlement, net income for the nine months period ending September 30, 2008 was $9.7 million, or $0.25 per diluted share.

Tyler also announced that it has established a new revolving bank credit facility. The one-year agreement provides for total borrowings of up to $25 million, in addition to a $6 million facility for cash-secured letters of credit. Borrowings under the facility will bear interest at either LIBOR plus one percent or prime rate minus 1.5 percent.

In addition, Tyler announced that its board of directors has increased the Company’s common stock repurchase authorization by two million shares. With the increase, the Company is currently authorized to repurchase up to approximately 2,012,000 additional shares of its common stock. The shares may be repurchased from time to time in the open market or through negotiated transactions. The amount and timing of purchases under the program will be subject to, among other things, the price and availability of the Company’s shares and general market conditions. The repurchased shares may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

“Tyler results for the third quarter were extremely strong and represent our best quarter ever by virtually every meaningful measure,” commented John S. Marr, Jr., Tyler’s president and chief executive officer. “We achieved new quarterly highs in total revenues, operating income, EBITDA and free cash flow excluding our real estate acquisitions.

“Total revenue growth of 25 percent included 15 percent organic growth, supplemented by 10 percent growth from acquisitions completed in the last 12 months. We recorded double-digit growth across all of our software-related revenue lines, with exceptional software licenses revenue growth of 40 percent from the same period last year. Recurring revenues also showed strong increases, with maintenance revenues up 28 percent from last year and subscription revenues up 38 percent for the third quarter.

“Gross margin improvements across all categories also contributed to our record EBITDA and operating income this quarter. Our blended gross margin percentage increased by 420 basis points, and the year to date gross margin is 370 basis points higher than last year.

“Tyler’s cash flow performance continues to be outstanding. We generated record cash flow from operations of $27.5 million in the third quarter, and free cash flow before capital expenditures for real estate improved by $12 million, or 81 percent, over the same quarter last year. Our cash and investments balance remained strong at approximately $34 million after investing just over $68 million in cash year-to-date in acquisitions, stock repurchases and real estate,” continued Mr. Marr.

“Despite the recent turmoil in the financial markets, Tyler’s management and board of directors view our stock as an excellent long-term value, and we have continued to be very active with our stock repurchase program. In the third quarter we repurchased 1.1 million shares of our common stock, and since September 30 we have repurchased approximately 1.6 million additional shares in the open market.

“We are also pleased to enter into an agreement for a new revolving credit agreement with what we believe are very favorable terms. This facility, together with consistently strong operating cash flow, gives us the flexibility to take advantage of attractive investment opportunities, including acquisitions and additional stock repurchases.

“With Tyler’s financial performance during the first nine months of 2008 that has consistently exceeded our initial expectations, we have again revised upward our guidance for the full year 2008. Although some local governments certainly face financial pressures that could in turn marginally affect our growth rate in 2009, we believe that Tyler is extremely well-positioned to continue to execute our business model, with a strong competitive position and substantial recurring revenues. We are confident that our position in the local government software market provides very attractive long-term revenue, margin and cash flow expansion opportunities,” Mr. Marr concluded.

Annual Guidance for 2008

Total revenues for 2008 are currently expected to be in the range of $262 million to $265 million. Tyler expects to have non-GAAP diluted earnings per share of approximately $0.57 to $0.60 before the impact of the non-cash settlement related to stock purchase warrants, and GAAP earnings per share of $0.34 to $0.37 including the effect of the settlement. These estimates include assumed pretax expense for the year of approximately $3.5 million, or $0.07 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2008 will be approximately 49.9 percent (38 percent excluding the effect of the settlement).

Tyler expects that free cash flow for the year 2008 will be between $22 million and $26 million (cash provided by operations of $53 million to $56 million minus capital expenditures of between $30 million and $31 million, including acquisitions of real estate of approximately $26 million). The Company expects that free cash flow, excluding the real estate acquisitions, will be between $48 million and $53 million.

Tyler Technologies will hold a conference call on Monday, October 27 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 256-1027 (U.S. dialers) and (913) 312-6696 (international dialers). Please reference passcode 8088408. A replay of the call will be available three hours after the completion of the call through November 3, 2008. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 8088408. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 7,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” by Forbes Magazine and one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. Tyler’s press and earnings releases as well as additional information about Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures:

This press release discloses the financial measures of EBITDA and free cash flow as well as operating income, net income, earnings per share and EBITDA excluding the effects of a non-cash legal settlement related to warrants. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations. In addition, Tyler currently has no outstanding warrants or other convertible securities, and we believe the facts and circumstances underlying the legal settlement related to warrants are of a non-recurring nature. We believe excluding the effect of the non-cash legal settlement related to warrants from operating income, net income, earnings per share and EBITDA provides meaningful comparisons to prior periods and to compare our results to those of other companies.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Software licenses	$11,372	$8,145	$31,646	$24,431
Subscriptions	3,526	2,559	10,503	7,272
Software services	18,600	15,872	54,973	44,213
Maintenance	28,353	22,132	79,102	62,526
Appraisal services	5,289	4,927	14,249	16,514
Hardware and other	1,497	1,297	5,084	4,420
Total revenues	68,637	54,932	195,557	159,376

Cost of revenues:
Software licenses	2,071	1,886	6,838	5,818
Acquired software	472	427	1,369	1,248
Software services, maintenance and subscriptions	31,988	26,795	93,555	77,677
Appraisal services	3,098	3,248	9,269	11,340
Hardware and other	1,058	946	3,684	3,304
Total cost of revenues	38,687	33,302	114,715	99,387

Gross profit	29,950	21,630	80,842	59,989

Selling, general and administrative expenses	15,985	12,691	46,155	38,448
Research and development expense	1,416	639	5,485	3,266
Amortization of customer and trade name intangibles	612	372	1,770	1,075
Non-cash legal settlement related to warrants	-	-	9,045	-
Operating income	11,937	7,928	18,387	17,200

Other income, net	398	441	1,044	1,252
Income before income taxes	12,335	8,369	19,431	18,452
Income tax provision	5,976	3,209	9,700	7,141
Net income	$6,359	$5,160	$9,731	$11,311

Earnings per common share:
Basic	$0.17	$0.13	$0.26	$0.29
Diluted	$0.16	$0.12	$0.25	$0.27

Weighted average common shares outstanding:
Basic	38,474	38,688	38,093	38,717
Diluted	40,019	41,395	39,626	41,673

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

Reconciliation of EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$6,359	$5,160	$9,731	$11,311
Amortization of customer and trade name intangibles	612	372	1,770	1,075
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,456	2,269	7,219	6,720
Interest income included in other income, net	(189)	(457)	(857)	(1,239)
Income tax provision	5,976	3,209	9,700	7,141
EBITDA	$15,214	$10,553	$27,563	$25,008

Reconciliation of net income and EBITDA before non-cash legal settlement related to warrants

	Three Months Ended September 30,		Nine Months Ended September 30,
		Diluted		Diluted
		Earnings		Earnings
	Amount	Per Share	Amount	Per Share
Net income	$6,359	$0.16	$9,731	$0.25
Non-cash legal settlement related to warrants	-	-	9,045	0.23
Income tax provision	1,474	0.04	(1,129)	(0.03)
Net income before non-cash legal settlement related to warrants	7,833	$0.20	17,647	$0.45

Amortization of customer and trade name intangibles	612		1,770
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,456		7,219
Interest income included in other income, net	(189)		(857)
Income tax provision	4,502		10,829
EBITDA before non-cash legal settlement	$15,214		$36,608

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2008 (unaudited)	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$23,779	$9,642
Restricted cash equivalents	5,082	4,462
Short-term investments available-for-sale	500	41,590
Accounts receivable, net	66,430	63,965
Other current assets	9,464	9,050
Deferred income taxes	1,839	2,355
Total current assets	107,094	131,064

Accounts receivable, long-term portion	681	398
Property and equipment, net	24,773	9,826
Non-current investments available-for-sale	4,893	-

Other assets:
Goodwill and other intangibles, net	126,415	100,045
Other	220	175

Total assets	$264,076	$241,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$28,855	$22,860
Deferred revenue	91,029	73,714
Total current liabilities	119,884	96,574

Deferred income taxes	8,889	7,723
Shareholders' equity	135,303	137,211

Total liabilities and shareholders' equity	$264,076	$241,508

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$9,731	$11,311
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	8,989	7,795
Non-cash legal settlement related to warrants	9,045	-
Share-based compensation expense	2,719	1,705
Changes in operating assets and liabilities, exclusive of
effects of acquired companies	14,915	3,727
Net cash provided by operating activities	45,399	24,538

Cash flows from investing activities:
Proceeds from sale of short-term investments	44,565	21,103
Purchases of short-term investments	(8,625)	(29,940)
Cost of acquisitions, net of cash acquired	(23,868)	(9,005)
Investment in software development costs	-	(158)
Additions to property and equipment	(17,375)	(2,575)
Acquired lease	(1,387)	-
(Increase) decrease in restricted investments	(620)	500
(Increase) decrease in other	(38)	40
Net cash used by investing activities	(7,348)	(20,035)

Cash flows from financing activities:
Purchase of treasury shares	(28,968)	(11,134)
Contributions from employee stock purchase plan	872	833
Proceeds from exercise of stock options	1,617	3,291
Excess tax benefits from share-based compensation expense	560	1,118
Warrant exercise in connection with legal settlement	2,005	-
Net cash used by financing activities	(23,914)	(5,892)

Net increase (decrease) in cash and cash equivalents	14,137	(1,389)
Cash and cash equivalents at beginning of period	9,642	17,212

Cash and cash equivalents at end of period	$23,779	$15,823

CONTACT:
Tyler Technologies, Inc.
Brian K. Miller, 972-713-3720
Executive Vice President - CFO
brian.miller@tylertech.com